UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 27, 2022
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)
(604) 682-9775
Registrant’s telephone number, including area code
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01          Regulation FD Disclosure

On July 27, 2022, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to announce that it had completed the installation of the 106 monitor wells necessary for its first Production Area Authorization at the Company’s Burke Hollow project (the “Project”) located in Bee County, Texas. The planned production area is approximately two miles in length and, once complete, will constitute the largest production area ever to be developed in South Texas.

Highlights:

●	Located in South Texas, Burke Hollow’s initial Production Area Authorization 1 (“PAA-1”) is the newest and largest In-Situ Recovery (“ISR”) wellfield being developed in the United States.

●	Completing installation of the 106 monitor wells for PAA-1 marks a significant milestone achievement towards ISR uranium production at the Project.

●	This is a significant development for UEC and an important step in America’s nuclear fuel supply chain to provide safe, clean and reliable carbon-free energy.

●
Advancing Burke Hollow towards production is timely as the U.S. looks to reduce its imports of Russian uranium. The U.S. National Nuclear Security Administration (NNSA) has recently begun the process to acquire U.S. produced uranium for America’s strategic Uranium Reserve. NNSA has issued an initial solicitation to purchase up to approximately one million pounds of domestically produced uranium.

●
With the successful installation of the PAA-1 monitor well ring, UEC plans to transition into additional exploration and delineation drilling within the 19,336-acre Project to define additional production areas.

●	UEC’s South Texas hub-and-spoke strategy is anchored by its fully licensed Hobson Processing Plant and five ISR projects, including its fully permitted Palangana, Goliad and Burke Hollow projects.

●	To learn more about the environmental, social and low-cost advantages of uranium In-Situ Recovery, visit https://www.uraniumenergy.com/projects/isr/

Andy Kurrus, VP of Resource Development stated: “We are pleased to have completed the installation of the Burke Hollow PAA-1 monitor well ring, a critical step towards uranium extraction.

We have also defined resources outside of PAA-1 at the Project, including several exploration targets and anomalous areas that have only been lightly explored. We expect this to translate into an extensive Project pipeline with additional exploration drilling and production area development in the near future. The development of Burke Hollow, the only recent uranium discovery in the United States, is the largest Goliad Formation deposit ever discovered in the South Texas Uranium Trend.”

In this stage of Project advancement, well development and baseline sampling are expected to be complete by mid-August followed by aquifer testing. Preparation for an authorization application which sits within the current mine permit for the Project, is planned for submittal prior to the end of the calendar year.

The mineralization in PAA-1 is hosted within the Pliocene aged Goliad Formation, in what the Company has termed the “Lower B Sand”. This unit, positioned at approximately 390 to 450 feet in depth, is comprised of four sub-units of mineralization.

In 2017, UEC refocused and then concentrated its Burke Hollow efforts by specifically targeting this area with the delineation drilling necessary to expand the resources identified earlier in the Project. Commencement of the permitting phase began in 2019 with the conclusion of the delineation campaign that was immediately followed by the first round of monitor well installations.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01          Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro forma Financial Information

Not	applicable.

(c)	Shell Company Transaction

Not	applicable.

(d)	Exhibits

Exhibit	Description

99.1	News Release dated July 27, 2022.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: July 27, 2022.	By:	/s/ Pat Obara
Pat Obara, Secretary and
Chief Financial Officer
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